Exhibit 99.1

NEWS RELEASE Dayton, OH January 19, 2005

MTC Technologies, Inc.

4032 Linden Ave

Dayton, OH 45432

www.mtctechnologies.com

FOR IMMEDIATE RELEASE

January 19, 2005

MTC Technologies Inc. Signs Agreement to Acquire OnBoard Software, Inc.

Dayton, Ohio, January 19, 2005 – MTC Technologies, Inc., (NASDAQ: MTCT), a significant provider of engineering, technical, and management services to the Department of Defense (DoD) and national security agencies, announced that today it has signed a definitive agreement to purchase all the outstanding capital stock of OnBoard Software, Inc.

Based in San Antonio, Texas, OnBoard is a Texas Subchapter S corporation 100% owned by David Spencer, Founder, Chairman, and Chief Executive Officer. Founded in late 1996, OnBoard is expected to generate approximately $15 million in revenue in 2004.

Approximately 75 employees support DoD programs with technical development for a wide range of innovative and cost-effective hardware/software systems. OnBoard’s customer list includes support to air vehicles such as F-15, F-16, C-5, and C-17 aircraft; Commercial-Off-The-Shelf (COTS) insertion for legacy hardware/software; and engineering management solutions for logistics, configuration, and test programs. The company’s customer base consists primarily of the U.S. Air Force and large prime contractors for the DoD, although land force application of its competencies is extremely attractive.

David Gutridge, Chief Executive Officer of MTC, said, “OnBoard possesses attractive new technology in the areas of avionics, diagnostics/prognostics, and secure wireless communications; this acquisition, like the recent acquisition of MTI, is another step in MTC’s strategy to become a major provider to the growing market for modernization and sustainment of DoD systems. OnBoard’s core competencies and experience will provide increased technical depth and leverage for all of MTC’s operational groups. We are pleased to have this experienced cadre of professionals join our MTC family.”

Mr. Spencer was enthusiastic about the relationship. “This affiliation is good for our employees, great for MTC, and really great for our customers. The acquisition will enable MTC to take full advantage of OnBoard’s highly skilled work force, its attractive contract mix, and its growing portfolio of intellectual property,” he said. “Combine these factors with the compatible cultures and the mutually supportive capabilities of the two companies and you have a tremendous opportunity to exceed the expectations of both customers and stockholders. Perhaps more important, MTC’s strategic thrust to position itself as a market leader in the critical area of modernization and sustainment of DoD systems is right on time. This country needs more companies that can provide innovative solutions in this era of shifting funding priorities. MTC is positioning itself to be in the right place at the right time to meet the DoD’s needs. I am excited to be a part of it.”

Mr. Spencer has agreed to continue as President of OnBoard after the transition. He will report to Jim Clark, MTC Executive Vice President and Director of the Air Forces Group. Mr. Clark observed, “OnBoard has built a successful business out of providing Incremental Modernization products and services to specific U.S. Air Force program offices. As the useful life of weapon systems continues to be stretched and DoD seeks credible sources to provide modern electronics technology insertion into its aging platforms, we plan to leverage OnBoard’s innovative products and services to provide such technology to other aerospace platform managers.”

Mike Gearhardt, MTC Senior Vice President and Chief Financial Officer, indicated that the acquisition would be immediately accretive and that the company would be issuing revised guidance for 2005. He also indicated that the net cost of the acquisition to MTC will be approximately $27 million, which is composed of $34 million in cash payments, less the net present value of anticipated income tax benefits of approximately $7 million associated with the tax structure of the transaction. OnBoard’s shareholders may receive additional cash payments through 2007 if certain operating goals are achieved.

MTC, through its wholly owned subsidiaries, provides systems engineering, information technology, intelligence, and program management solutions to the Federal Government. Named by Business Week as the 11th fastest growing small company in the United States, by Forbes as 23rd of the 200 best businesses in America, and by Washington Technologies as 2nd in revenue growth among the “Top 100” of IT Federal Prime Contractors, MTC employs nearly 2,000 people in more than 30 locations. The company was founded in 1984 and is headquartered in Dayton, Ohio.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release that are not present or historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, forward-looking statements. These risks and uncertainties include: risks related to the growth of our FAST program, including strains on resources and decreases in operating margins; federal government audits and cost adjustments; differences between authorized amounts and amounts received by us under government contracts; government customers’ failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; our ability to attract and retain qualified personnel; our ability to retain contracts during re-bidding processes; pricing pressures; undertaking acquisitions that might increase our costs or liabilities or be disruptive; our ability to consummate the acquisition of OnBoard; integration of acquisitions; and changes in general economic and business conditions. For more information concerning these risks and uncertainties, see the Securities and Exchange Commission filings for MTC. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time, and we specifically disclaim any obligation to update these statements.

For further information on MTC, visit the website at http:// www.mtctechnologies.com.

Investor Relations & Media Contact:

Dan Bigelow, Director, Investor Relations & Corporate Communications

937-252-9199 or daniel.bigelow@mtctechnologies.com.

For Other Information Contact:

Michael Gearhardt, Chief Financial Officer

937-252-9199 or michael.gearhardt@mtctechnologies.com.